Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Net Lease, Inc.

Announces Common Stock Dividend for Fourth Quarter 2020

NEW YORK, October 1, 2020 – Global Net Lease, Inc. (“GNL”) (NYSE: GNL/ GNL PRA / GNL PRB) announced today that it intends to continue to pay dividends on its shares of common stock at an annualized rate of $1.60 per share or $0.40 per share on a quarterly basis. GNL anticipates paying dividends authorized by its board of directors on its shares of common stock on a quarterly basis in arrears on the 15th day of the first month following the end of each fiscal quarter (unless otherwise specified) to common stock holders of record on the record date for such payment.

Accordingly, GNL declared a dividend of $0.40 per share of common stock payable on October 15, 2020 to common stock holders of record at the close of business on October 12, 2020.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of GNL’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, on GNL, GNL’s tenants and the global economy and financial markets and that the information about rent collections may not be indicative of any future period, as well as those risks and uncertainties set forth in the Risk Factors section of GNL’s Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 28, 2020, GNL’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed on May 7, 2020, GNL’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 filed on August 6, 2020 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in GNL’s subsequent reports. Further, forward looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investors and Media:

Email: investorrelations@globalnetlease.com Phone: (212) 415-6510